As Filed With the Securities and Exchange Commission on May 15, 2019

Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INVESTORS TITLE COMPANY
(Exact name of registrant as specified in its charter)

North Carolina	56-1110199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

121 North Columbia Street
Chapel Hill, North Carolina	27514
(Address of principal executive offices)	(Zip Code)

INVESTORS TITLE COMPANY
2019 STOCK APPRECIATION RIGHTS PLAN
(Full title of the plan)

James A. Fine, Jr.
President, Chief Financial Officer and Treasurer
Investors Title Company
121 North Columbia Street
Chapel Hill, North Carolina 27514
(Name and address of agent for service)
919/968-2200
(Telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒
Non-Accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

_____________________________

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed Maximum Aggregate Offering Price	Amount of registration fee
Common Stock, no par value (1)	250,000 shares (2)	$158.61 (3)	$39,652,500 (3)	$4,805.88

_________________________

(1)	Each share of common stock, no par value (“Common Stock”), issued by the Investors Title Company includes one right to purchase a fraction of a share of Series A Junior Participating Preferred Stock. Prior to the occurrence of certain events, the preferred stock purchase rights will not be exercisable or evidenced separately from the Common Stock. Accordingly, no additional registration fee is required.

(2)	In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement covers any additional securities offered or issued under the Investors Title Company 2019 Stock Appreciation Rights Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices for the Common Stock on May 13, 2019 as reported on The Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Investors Title Company (the “Company”) to register 250,000 shares of common stock of the Company, no par value (“Common Stock”), issuable under the Investors Title Company 2019 Stock Appreciation Rights Plan (the “Plan”). As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). This document is not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                            Incorporation of Documents by Reference.

The following documents have been filed by Investors Title Company (the “Company”) with the Commission (Commission file number 0-11774) and are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 13, 2019.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 8, 2019.

(c)
The description of the Common Stock set forth under the heading “Description of Company’s Securities to be Registered” in the Company’s Form 10/A filed on August 18, 1997, and all amendments or reports filed for the purpose of updating such description.

(d)
The description of the rights attached to the Common Stock contained in the Company’s Registration Statement on Form 8-A filed on November 15, 2002, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                            Description of Securities.

Not applicable.

Item 5.               Interests of Named Experts and Counsel.

Not applicable.

Item 6.                            Indemnification of Directors and Officers.

The North Carolina Business Corporation Act (the “NCBCA”) contains provisions prescribing the extent to which directors and officers shall or may be indemnified against liabilities which they may incur in their capacities as such.  Sections 55-8-50 through 55-8-58 of the NCBCA permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification.  In general, the NCBCA provides directors and officers with a right to indemnification when the director or officer has been wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was a director or officer of the corporation, unless limited by the Articles of Incorporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

The Articles of Incorporation of the Company, as amended, provide that, to the fullest extent permitted by the NCBCA, no person who is serving or who has served as a director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of his or her duty as a director.

The Company’s Amended and Restated Bylaws provide that each person who serves or has served as director of the Company shall have a right to be indemnified by the Company to the fullest extent permitted by law against (a) all expenses, including but not limited to attorneys’ fees, the costs of any investigation, experts and similar expenses incurred by him or her in connection with any threatened, pending, or completed civil, criminal, administrative, investigative, or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of the Company, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) all payments made by him or her in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty, or settlement for which he may have become liable in any such action, suit or proceeding.

The NCBCA also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in such capacities.  The Company has purchased insurance to provide for indemnification of directors and officers.

Item 7.                            Exemption from Registration Claimed.

Not applicable.

Item 8.                            Exhibits.

Exhibit Number	Description	Location
4.1(a)	Articles of Incorporation dated January 22, 1973	Incorporated by reference to Exhibit 4.1 to Form S-8 filed August 10, 2009, File No. 333-161209
4.1(b)	Articles of Amendment to the Articles of Incorporation, dated February 8, 1973	Incorporated by reference to Exhibit 4.2 to Form S-8 filed August 10, 2009, File No. 333-161209
4.1(c)	Articles of Amendment to Articles of Incorporation, dated May 14, 1987	Incorporated by reference to Exhibit 4.3 to Form S-8 filed August 10, 2009, File No. 333-161209
4.1(d)	Articles of Amendment to Articles of Incorporation, dated May 15, 2002	Incorporated by reference to Exhibit 3.3 to Form 10-Q for the quarter ended June 30, 2002, File No. 11774
4.1(e)	Articles of Amendment to Articles of Incorporation, dated November 12, 2002	Incorporated by reference to Exhibit 3.4 to Form 10-Q for the quarter ended March 31, 2003, File No. 11774
4.1(f)	Articles of Amendment to Articles of Incorporation, dated October 31, 2012	Incorporated by reference to Exhibit 3.1 to Form 8-K filed on October 31, 2012, File No. 11774
4.2	Amended and Restated Rights Agreement dated October 31, 2012, between the Company and Broadridge Issuer Solutions, Inc., as Rights Agent, dated October 31, 2012	Incorporated by reference to Exhibit 4.1 to Form 8-K filed on November 2, 2012, File No. 11774
5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP	Filed herewith
23.1	Consent of Independent Registered Accounting Firm, Dixon Hughes Goodman LLP	Filed herewith
23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP	Contained in Exhibit 5.1
24.1	Power of Attorney	Contained on signature page
99.1	Investors Title Company 2019 Stock Appreciation Rights Plan	Filed herewith

Item 9.               Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chapel Hill, State of North Carolina, on this 15th day of May, 2019.

INVESTORS TITLE COMPANY

By:	/s/ J. Allen Fine
J. Allen Fine
Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints J. Allen Fine and W. Morris Fine, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ J. Allen Fine	Chairman of the Board and	May 15, 2019
J. Allen Fine	Chief Executive Officer
(Principal Executive Officer)

/s/ James A. Fine Jr.	President, Chief Financial	May 15, 2019
James A. Fine, Jr.	Officer, Treasurer and Director
(Principal Financial Officer and
Principal Accounting Officer)

/s/ W. Morris Fine	Executive Vice President,	May 15, 2019
W. Morris Fine	Secretary and Director

/s/ David L. Francis	Director	May 15, 2019
David L. Francis
May 15, 2019
/s/ Richard M. Hutson II	Director
Richard M. Hutson II

/s/ R. Horace Johnson	Director	May 15, 2019
R. Horace Johnson

	Director	May ____, 2019
H. Joe King, Jr.

/s/ James R. Morton	Director	May 15, 2019
James R. Morton

/s/ James H. Speed, Jr.	Director	May 15, 2019
James H. Speed, Jr.